INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement made as of the ___day of __________, 2018, by and among ALPS Series Trust, a Delaware statutory trust, located at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“Trust”), Lee Capital Management, L.P., a Delaware limited partnership, located at 57 River Street, Wellesley, MA 02481(“Sub-Adviser”), and Manifold Partners, LLC a Delaware limited liability company located at 75 Virginia Road, Box 14, North White Plains, New York 10603 (“Adviser”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the American Independence Global Tactical Allocation Fund (“Fund”) is a separate series of the Trust having separate assets and liabilities;

WHEREAS, the Adviser and the Sub-Adviser are each engaged in the business of rendering investment advice; and

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, has retained the Adviser to render investment management services to the Fund pursuant to an Investment Advisory Agreement dated the same date as this Agreement (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Adviser to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide a continuous investment program for a portion of the Fund’s assets and the Sub-Adviser is willing to do so pursuant to this Investment Sub-Advisory Agreement (the “Agreement”); and

WHEREAS, the Adviser has the authority to determine, subject to the oversight of the Board of Trustees of the Trust, the amount of the Fund’s assets to be advised by the Sub-Adviser.

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISER.

(a) Appointment and Acceptance. The Sub-Adviser is hereby appointed by the Adviser and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Adviser (those assets being referred to as the “Sub-Adviser Account”). In performing its services and obligations under this Agreement, the Sub-Adviser may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates.

(b) Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c) Representations, Warranties and Covenants of the Sub-Adviser. The Sub-Adviser represents, warrants, covenants and agrees that it:

(i) has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Sub-Adviser enforceable against the Sub-Adviser in accordance with its terms;

(iii) is registered and will maintain its registration as an investment adviser under the Advisers Act;

(iv) shall promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(v) is registered with the Commodity Futures Trading Commission (“CFTC”) in all capacities, if any, in which the Sub-Adviser is required under the Commodity Exchange Act (“CEA”) and the CFTC’s regulations to be so registered and is registered with the National Futures Association (“NFA”) if required to be a member thereof;

(vi) shall comply with such other requirements of the CEA and CFTC regulations that apply to Sub-Adviser with regard to the Fund;

(vii) shall cooperate by assisting the Adviser and the Trust in fulfilling any disclosure or reporting requirements applicable to the Fund under the CEA and/or CFTC regulations, to the extent such reporting requirement is the direct result of the Sub-Adviser’s investment management services as provided pursuant to the Agreement;

(viii) has delivered to the Adviser and the Trust a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and shall promptly furnish the Adviser and the Trust all amendments or supplements to its Form ADV;

(ix) has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has provided the Adviser and the Trust with a copy of such code of ethics upon the execution of this Agreement. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include: (i) certifying to the Adviser that the Sub-Adviser and its access persons have complied with the Sub-Adviser’s code of ethics, and (ii) identifying any material violations which have occurred;

(x) upon reasonable notice from and the reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees and its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1 and all other records relevant to the Sub-Adviser’s code of ethics.

(xi) it is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or any other regulatory or self-regulatory authority;

(xii) shall promptly notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser (a) is the subject of an administrative proceeding or enforcement action by the SEC, CFTC or any other regulatory authority or (b) is, or will likely be, served or otherwise given notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust, the Sub-Adviser, or the Adviser or any of their affiliates;

(xiii) it maintains errors and omissions insurance coverage in an appropriate scope and amount and shall upon request provide to Adviser any information it may reasonably require concerning the amount of or scope of such insurance coverage;

(xiv) it is not a party to any agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Trust, the Adviser or any of their respective affiliates to employ or engage the Sub-Adviser’s key investment professionals or any entity managed by such investment professionals, now or in the future, to manage the Sub-Adviser Account or any other assets managed by Adviser or any of its affiliates;

(xv) has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of “Federal Securities Laws” by the Sub-Adviser, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Sub-Adviser Account. The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures; and

(xvi) acknowledges receipt of the Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, “Prospectus”).

(d) Representations, Warranties and Covenants of Adviser. The Adviser represents, warrants, covenants and agrees that it:

(i) has been appointed by the Board of Trustees of the Trust to serve as the investment adviser to the Fund;

(ii) has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(iii) is registered and will maintain its registration as an investment adviser registered under the Advisers Act;

(iv) has the authority under the Investment Advisory Agreement to appoint the Sub-Adviser, subject to the approval by the Board of Trustees of the Trust;

(v) is registered with the CFTC in all capacities, if any, in which the Adviser is required under the CEA and the CFTC’s regulations to be so registered and is registered with the NFA if required to be a member thereof;

(vi) shall promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and

(vii) has provided the Sub-Adviser with the Fund’s most current Prospectus and instructions, policies and directions of the Trustees pertaining to the Adviser and the Fund, as in effect from time to time. The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents as well as such other information as is reasonably necessary for the Sub-Adviser to carry out its obligations under this Agreement.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund, and subject to the supervision of the Adviser and oversight of the Board of Trustees and consistent with its fiduciary duties to the Fund, the Sub-Adviser shall have the sole and exclusive responsibility for the making of all investment decisions for the Sub-Adviser Account, including purchase, retention and disposition of securities and other investments, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and in accordance with this Agreement. The Adviser has the right at any time to reallocate the portion of the Fund’s assets allocated to the Sub-Adviser Account pursuant to this Agreement if the Adviser deems such allocation appropriate.

(a) In providing its services under this Agreement, the Sub-Adviser shall be subject to and comply with:

(i) this Agreement, the 1940 Act, the regulations and any other requirement of state or federal laws including without limitation the rules, regulations and policy statements approved or issued by the SEC or CFTC under such laws and all applicable securities laws in the jurisdiction where the Sub-Adviser is located or in which the Sub-Adviser Account invests, as amended from time to time (collectively, “Relevant Law”);

(ii) the investment restrictions, objectives, strategies and policies set forth in the Prospectus;

(iii) the supervision of the Board of Trustees of the Trust; and

(iv) such specific instructions as the Board of Trustees of the Trust or the Adviser may adopt and communicate to the Sub-Adviser.

The Sub-Adviser shall immediately notify Adviser if it is unable to comply with any of the foregoing.

(b) For the purpose of complying with Rule 10f-3(a)(6)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Sub-Adviser hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-adviser to the Fund, or with any sub-adviser that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub-adviser to a separate series of the Trust for which the Adviser serves as investment adviser, or with any sub-adviser the Fund that is a principal underwriter to the Fund or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Sub-Adviser Account.

(c) The Sub-Adviser shall monitor its compliance with the Prospectus at all times and shall report to Adviser immediately any transactions or holdings that may be in violation of the Prospectus. The Sub-Adviser shall have the sole obligation to correct any such violation of the Prospectus and shall reimburse Adviser, the Fund or the Sub-Adviser Account for any and all losses, costs or damages resulting from such violation if such violation breaches the Sub-Adviser’s standard of care set forth in Section 7.

(d) If for any reason that is beyond the control of the Sub-Adviser, including market movements, contributions to or withdrawals from the Sub-Adviser Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Sub-Adviser Account ceases to comply with the Prospectus, then the Sub-Adviser must promptly remedy the non-compliance.

(e) The Sub-Adviser must use reasonable efforts to satisfy any instruction from the Board of Trustees of the Trust or the Adviser relating to the assets allocated to the Sub-Adviser Account promptly.

(f) The Sub-Adviser will, at its own expense:

(i) advise the Adviser and the Fund in connection with investment policy decisions to be made by it regarding the Sub-Adviser Account and, upon request, furnish the Adviser with research, economic and statistical data in connection with the Sub-Adviser Account’s investments and investment policies;

(ii) furnish the Fund’s custodian (“Custodian”) with daily information as to executed trades. The Custodian should receive this data by the close of business each day. The Sub-Adviser must provide the Custodian with copies of trade tickets for each transaction effected for the Fund, provide copies to the Adviser or Fund upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(iii) submit such reports and information as the Adviser or the Fund may reasonably request to assist the Custodian, administrator or fund accounting agent in its or their determination of the market value of securities held in the Fund. Such assistance includes (but is not limited to): (a) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Trust’s Valuation Committee convenes; (b) assisting the Adviser or the Custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Sub-Adviser Account, upon the reasonable request of the Adviser or Custodian; (c) upon the request of the Adviser or Custodian, confirming pricing and providing recommendations for fair valuations; and (d) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or Trust upon request, with such records being deemed Trust records. The parties acknowledge that the Sub-Adviser and the Custodian or recordkeeping agent of the Fund may use different pricing vendors, which may result in valuation discrepancies;

(iv) place orders for purchases and sales of portfolio investments for the Sub-Adviser Account;

(v) give instructions to the Custodian, connection with such purchases and sales, concerning the delivery of securities and transfer of cash for the Sub-Adviser Account;

(vi) maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Sub-Adviser Account as are required to be maintained by the Trust in accordance with applicable laws and regulations, including but not limited to the 1940 Act. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Agreement required to be prepared and maintained by the Sub-Adviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Sub-Adviser Account, which are in possession of the Sub-Adviser, shall be the property of the Trust. The Adviser or its representatives, shall have access to such books and records at all times during the Sub-Adviser’s normal business hours. Upon the reasonable request of the Adviser or the Trust, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Adviser or the Trust or any other representatives of the Adviser or the Trust;

(vii) cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties;

(viii) assist in the preparation of all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

(ix) prepare and cause to be filed in a timely manner Form 13F and Schedule 13G, if required, with respect to securities held in the Sub-Adviser Account;

(x) furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 8 hereof;

(xi) notify the Adviser and the Trust of any change in its ownership, including any change of control, and of any changes to key personnel who are either portfolio manager(s) of the Sub-Adviser Account or senior management of the Sub-Adviser in time sufficiently prior to any such change to enable the Adviser and the Trust to comply with the provisions of the 1940 Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation with respect to any such change;

(xii) report to the Adviser and the Trust prior to each meeting of the Board of Trustees, all material changes in the Sub-Adviser Account since the prior report, and will also keep the Adviser and the Trust informed of important developments affecting the Sub-Adviser Account and the Sub-Adviser, and on its own initiative, or as reasonably requested by the Adviser, furnish the Board of Trustees from time to time with such information as the Sub-Adviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Sub-Adviser Account holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Sub-Adviser Account maintains investments, or otherwise;

(xiii) provide reasonable assistance to the Trust, with respect to the Sub-Adviser’s management of the Sub-Adviser Account, in connection with (a) the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder and (b) Rule 38a-1 of the 1940 Act. With respect to compliance with Rule 38a-1 of the 1940 Act, such assistance shall include, but not be limited to, (a) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “Federal Securities Laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (b) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; and (c) providing the Trust’s chief compliance officer with access to its compliance personnel; (d) providing the Trust’s chief compliance officer with periodic reports; (e) promptly providing special reports to the Trust’s chief compliance officer upon request; and (f) promptly providing notice of any material compliance matters;

(xiv) attend regular business and investment related meetings with the Board of Trustees and the Adviser, as requested by the Trust, the Adviser, or both; and

(xv) within the time period agreed upon between the Adviser and Sub-Adviser following a calendar quarter end, the Sub-Adviser’s chief compliance officer shall complete and deliver a compliance questionnaire to Adviser and the Trust, certifying that no material breaches of policy or procedures have occurred in relation to the Sub-Adviser Account.

3.	PROXY VOTING AND LEGAL PROCEEDINGS.

Absent specific instructions to the contrary provided to it by the Adviser, and subject to its receipt of all necessary voting materials, the Sub-Adviser will vote all proxies with respect to investments of the Sub-Adviser Account in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Adviser. The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Sub-Adviser Account. The Sub-Adviser’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Adviser shall cause to be forwarded to the Sub-Adviser. The Sub-Adviser further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, the Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Sub-Adviser Account, including but not limited to those required by Form N-PX. Upon request of the Adviser or Trust, the Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to the Adviser, attesting to the accuracy and completeness of such proxy voting records.

4.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees that the Fund shall assume the expense of:

(a) brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b) custodian fees and expenses;

(c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d) interest payable on any Fund borrowings.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment, including any investment related software or technology resources, reasonably necessary for the operation of the management of the Sub-Adviser Account. In order to minimize the need and expense on Adviser of convening a special Board of Trustees meeting, the Sub-Adviser agrees that, to the extent reasonably practical, the Sub-Adviser will provide Adviser sufficient notice of any changes to the Sub-Adviser, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings. The Sub-Adviser shall be responsible for all the costs associated with any special meetings of the Trust or shareholders convened for the primary benefit of the Sub-Adviser (including, but not limited to, the legal fees associated with preparing a proxy statement and associated mailing and solicitations costs). Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Investment Advisory Agreement or any other agreement to which they are parties.

5.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Adviser shall pay to the Sub-Adviser an annual management fee accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the rate set forth on Schedule A (for the payment of which the Fund shall have no obligation or liability). Such fee shall be payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Sub-Adviser Account accrued to, but excluding, the date of termination shall be paid promptly following such termination.

6.	PORTFOLIO TRANSACTIONS.

(a) Subject to any limitations communicated by the Adviser to the Sub-Adviser, in connection with the investment and reinvestment of the assets of the Sub-Adviser Account, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Sub-Adviser Account and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Sub-Adviser Account. The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Adviser, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

(b) The Adviser authorizes and empowers the Sub-Adviser to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent, standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above; provided that: (i) the Sub-Adviser does not contravene the Investment Guidelines or Prospectus; (ii) the Sub-Adviser does not violate the 1940 Act or applicable law; (iii) should the Sub-Adviser aggregate transactions of the Sub-Adviser with other client accounts managed by the Sub-Adviser, any liability or amounts due from other client accounts will not be attributable or chargeable to the Sub-Adviser Account and (iv) the Sub-Adviser shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected.

(c) The Sub-Adviser may, using such of the securities and other property in the Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate. The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian. The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to affect such purchases and sales.

(d) The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

(e) Unless specifically permitted by the 1940 Act (and the rules thereunder) and procedures adopted by the Trust, on behalf of the Fund, the Sub-Adviser agrees that it will not execute any portfolio transactions for the Sub-Adviser Account with a broker or dealer which is (i) an affiliated person of the Fund, the Trust, the Sub-Adviser or the Adviser; (ii) a principal underwriter of the Fund’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter. The Sub-Adviser agrees that it will provide the Adviser with a written list of brokers and dealers that are affiliates of the Sub-Adviser and will, from time to time, update such list as necessary.

(f) If the Sub-Adviser’s instructions to the Custodian cause an overdraft of the Sub-Adviser Account, the Sub-Adviser shall bear the expenses of any resulting Custodian overdraft fee.

7.	STANDARD OF CARE; LIABILITY; INDEMNITY.

(a) The Sub-Adviser shall discharge its duties under this Agreement with the care, skill, prudence and diligence under the circumstances prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims but shall not be liable for any action taken or omitted by the Sub-Adviser in the absence of bad faith, willful misconduct, negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.

(b) The Sub-Adviser shall indemnify the Trust, the Adviser and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) (i) arises out of or is based upon or in connection with any material misstatement or omission of a material fact in information regarding the Sub-Adviser furnished in writing to the Adviser or the Trust by the Sub-Adviser; (ii) arises out of or is based upon any material breach of any of the representations, warranties, covenants or obligations of the Sub-Adviser with respect to this Agreement; or (iii) arises out of or is based upon the willful malfeasance, bad faith, negligence, or reckless disregard of obligations or duties of the Sub-Adviser in the performance of its duties under this Agreement.

(c) The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(d) For the avoidance of doubt, neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable under this Agreement.

8.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.

(a) This Agreement shall go into effect as to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s registration statement under the Securities Act of 1933, as amended, and shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b) This Agreement may be terminated (i) by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees, (ii) by the Adviser at any time without payment of any penalty, or (iii) by vote of a majority of the outstanding voting securities of the Fund, without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Adviser. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund;

(c) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and the Sub-Adviser shall notify the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to take appropriate measures; and

(d) This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

9.	AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Sub-Adviser Account with those for other accounts managed by the Sub-Adviser or its affiliates. When a security proposed to be purchased or sold for the Sub-Adviser Account is also to be purchased or sold for other accounts managed by the Sub-Adviser at the same time, the Sub-Adviser may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

Adviser acknowledges and understands that the Sub-Adviser performs investment management, supervisory and advisory services for various clients and may give advice and take action with respect to any of its other clients which may differ from advice given as to, or the timing or nature of action taken with respect to, the Sub-Adviser Account. Provided that its advice relates to the particular needs of each client, the Sub-Adviser will have no obligation to recommend for purchase or sale any security which Adviser, its principals, affiliates or employees may purchase or sell for themselves or recommend for other clients. The Adviser recognizes that transactions in a specific security may not be accomplished for all client accounts, including the Sub-Adviser Account, at the same time or at the same price.

10.	NO BORROWING.

The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.

11.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

12.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

13.	CONFIDENTIALITY.

(a) Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Sub-Adviser understands that the holdings, performance or any other information regarding the Sub-Adviser Account managed by the Sub-Adviser is the property of the Trust and may be used by the Trust or by Adviser as its agent in the Fund’s discretion. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisers or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

(b) Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (i) it received rightfully from another party prior to its receipt from the disclosing party; (ii) the disclosing party discloses generally without any obligation of confidentiality; (iii) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (iv) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

(c) Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

14.	USE OF NAMES.

(a) The Sub-Adviser from time to time shall make available, without charge to the Adviser or the Trust, any marks or symbols owned by the Sub-Adviser (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s Prospectus and/or Fund sales literature. Upon termination of this Agreement, the Adviser and the Trust must promptly cease use of the Mark.

(b) During the term of this Agreement and after its termination, the Sub-Adviser shall not use the name of the Fund, the Adviser or any combination or derivation thereof in any material relating to the Sub-Adviser in any manner not approved prior thereto in writing by the Adviser and the Trust. Notwithstanding the foregoing, the Sub-Adviser may disclose its relationship with the Adviser in specific marketing materials to prospective accounts and include the Sub-Adviser Account’s performance in calculating composites.

(c) The Sub-Adviser shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Fund’s name which merely refers in accurate and factual terms to the Trust or Fund in connection with the Sub-Adviser’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

15.	NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:

Manifold Partners, LLC

455 Market Street, 12th Floor
San Francisco, CA 94105 USA

Attn: Donald H. Putnam

DPutnam@ManifoldPartners.com

SUB-ADVISER:

Lee Capital Management, L.P.

57 River Street

Wellesley, MA 02481
[Attn:      jdemmler@leecapitalmgmt.com      ]

FUND:

American Independence Global Tactical Allocation Fund
c/o ALPS Series Trust
1290 Broadway, Suite 1100
Denver, CO 80203
Attn: Secretary

16.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

17.	ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

18.	MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above and agree that this agreement shall be effective as of the first day on which the Fund first allocates capital to the Sub-Adviser.

MANIFOLD PARTNERS, LLC

By:
Name:
Title:

LEE CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

ALPS SERIES TRUST, on behalf of the AMERICAN INDEPENDENCE GLOBAL TACTICAL ALLOCATION FUND

By:
Name:	Jeremy O. May
Title:	President

SCHEDULE A

SUB-ADVISORY FEES

The Sub-Adviser will receive a management fee from the Adviser based on the following schedule:

0.375% (37.5 basis points) of the Fund’s average daily net assets, less 50% of the total amount of the Investment Advisory Fee waivers and/or expense reimbursements made by the Adviser with respect to the Fund, pursuant to the Expense Limitation Agreement.

Schedule A - Page 1